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                                                                     EXHIBIT 5.1


                  [BROBECK PHLEGER & HARRISON LLP LETTERHEAD]


Prestolite Electric Incorporated
PEI Holding, Inc.
2100 Commonwealth Boulevard
Ann Arbor, Michigan 48105

Ladies and Gentlemen:

    We have acted as counsel for Prestolite Electric Incorporated (the "Company") and PEI Holding, Inc. ("PEI"), in connection with the proposed offering and issuance of $125.0 million of 9-5/8% Senior notes due 2008 (the "Exchange Notes") of the Company, and related guarantee of PEI (the "PEI Guarantee"), in exchange for a like amount of 9-5/8% Senior Notes due 2008 (the "Outstanding Notes") of the Company, as contemplated by the Prospectus (the "Prospectus") included as part of the Registration Statement on Form S-4 with respect to the Exchange Notes and the PEI Guarantee originally filed with the Securities and Exchange Commission (the "Commission"), on April 3, 1998 under the Securities Act of 1933 (the "Securities Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

    In our capacity as counsel to the Company and PEI, we have examined, among other things, the following:

       (i)   The Registration Statement and Prospectus contained therein;

       (ii) The Indenture, dated January 22, 1998, by and between the Company, PEI, and U.S. Bank Trust National Association (formerly known as First Trust National Association) (the "Trustee") (the "Indenture");

       (iii) The Registration Rights Agreement, dated January 16, 1998, by and between the Company, PEI, CS First Boston Corporation and BT Alex.Brown Incorporated;

       (iv) The Certificates of Incorporation of the Company and PEI, including all amendments thereto, as in effect on the date hereof;

       (v) The Bylaws of the Company and PEI, including all amendments thereto, as in effect on the date hereof;

       (vi) Resolutions of the Board of Directors of the Company, adopted at a meeting held on November 20, 1997, authorizing the issuance of the Exchange Notes and certain other actions with regard thereto; and


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                 [BROBECK PHLEGER & HARRISON LLP LETTERHEAD]

Prestolite Electric Incorporated                                   July 9, 1998
PEI Holding, Inc.                                                        Page 2


        (vii) Resolutions of the Board of Directors of PEI, adopted at a meeting held on November 20, 1997, authorizing the guarantee of the Exchange Notes and certain other actions with regard thereto.

     In addition, we have obtained from public officials and from officers and other representatives of the Company, PEI and the Trustee such certificates, documents and assurances as we considered necessary or appropriate for purposes of rendering this opinion letter. In our examination of the documents listed in (i) through (vii) above and the other certificates, documents and assurances referred to herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents. Regarding documents executed by parties other than the Company or PEI, we have assumed (i) that each such other party had the power to enter into and perform all its obligations thereunder,
(ii) the due authorization, execution and delivery of such documents by each such party, and (iii) that such documents constitute the legal, valid, binding and enforceable obligations of each such party.

     This opinion letter relates solely to the laws of the State of New York and the General Corporation Law of the State of Delaware and we express no opinion as to the effect or applicability of the laws of any other jurisdictions.

     Based upon and subject to the foregoing and on our consideration of such other matters of fact and questions of law as we considered relevant in the circumstances, we are of the opinion that:

     1. The Exchange Notes have been duly authorized by the Company and the PEI Guarantee has been duly authorized by PEI;

     2. When (i) authenticated (in the case of the Exchange Notes) by the Trustee in accordance with the provisions of the Indenture, (ii) duly executed by the Company and PEI respectively and (iii) issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer (as defined in the Registration Statement), (a) the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (b) the PEI Guarantee will constitute a valid and legally binding obligation of PEI, enforceable against PEI in accordance with its terms.

     The opinions set forth above are subject to the qualification that the enforceability of the obligations of the Company and PEI may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the
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                       [BROBECK PHLEGER & HARRISON LLP]


Prestolite Electric Incorporated                                   July 9, 1998
PEI Holding, Inc.                                                        Page 3



rights of creditors generally; and (ii) general equitable principles (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

    This opinion letter is rendered solely to you in connection with the above referenced matter and may not be relied upon by you for any other purpose or delivered to, or quoted or relied upon by, any other person without our prior written consent. This opinion letter is expressly limited to the matters set forth above and we render no other opinion and express no other belief whether by implication or otherwise, as to any other matters. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you of any facts, circumstances, events or developments that may be brought to our attention in the future, which facts, circumstances, events or developments may alter, affect or modify the opinions or beliefs expressed herein.



                                      Very truly yours,

                                      /s/ Brobeck, Phleger & Harrison LLP
                                      -----------------------------------
                                      BROBECK, PHLEGER & HARRISON LLP